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HOTCHKIS AND WILEY FUNDS
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      800 WEST SIXTH STREET - FIFTH FLOOR - LOS ANGELES, CALIFORNIA 90017 -
                      (213) 362-8900 - FAX (213) 623-7880

                                August 27, 1996


Dear Shareholder:

You should have received proxy material in the mail recently stating that a special meeting will be held on September 27, 1996, at which shareholders will vote on various issues. The primary reason for the shareholders' meeting is the approval of new advisory agreements for the Hotchkis and Wiley Funds (the "Funds") because of the expected acquisition of the partnership interests in Hotchkis and Wiley, advisor to the Funds, by Merrill Lynch & Co., Inc. Since Merrill Lynch's funds are primarily load funds, shareholders may believe that the Hotchkis and Wiley Funds will also become load funds. Also, one of the items for shareholder approval is an amendment to the Declaration of Trust that would permit Trustees to authorize classes of shares, which may have further fostered the belief that the intention was to become a load-family.

We have receive numerous questions and are taking this opportunity to clarify the issues for shareholders. Allowing the Funds to issue shares in different classes would enable the Funds to be offered through different distribution channels. If the proposal is approved by shareholders and eventually the Funds add a class of shares, it will most likely be an institutional class with a large minimum opening amount. WE HAVE NO INTENTION OF MAKING YOU PAY A LOAD.

We have every intention of maintaining the Hotchkis and Wiley name and maintaining the Funds separately from the Merrill Lynch funds. We do expect, however, to benefit from Merrill Lynch's technology and support functions in years to come.

We hope this information helps you make your voting decision. Remember, your vote is important, so please complete, sign and return your proxy card promptly.

Feel free to call us at (800) 236-4479 if you have any questions.


                                       Sincerely,


                                       /s/ Nancy D. Celick
                                       ---------------------
                                       Nancy D. Celick
                                       President

NDC: md



                    Hotchkis and Wiley - Investment Advisor

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         "Script" for those answering calls to 800 number with questions regarding proxy statement for September 27, 1996 Shareholders' meeting.


                   HOTCHKIS AND WILEY FUNDS' PROXY STATEMENT
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A brief discussion of the proposals included in the proxy statement follows:

PROPOSAL #1 requests approval of the Trustees. Please note that Joe Grills, Mike Quinn and Richard West would be new trustees; a brief bio on each of them is included on pages 7 and 8 of the proxy statement.

PROPOSAL #2 requests approval of the new investment advisory agreements. The current agreements require automatic termination in the event of assignment. In anticipation of the acquisition of Hotchkis and Wiley by Merrill Lynch, shareholders of each of the Funds' are being asked to approve new agreements. In general, Hotchkis and Wiley has every intention of retaining the Hotchkis and Wiley name, as well as maintaining the funds separately from Merrill Lynch. WHEN DISCUSSING THIS PROPOSAL YOU MAY WANT TO STRESS THAT, AS DISCLOSED ON PAGE 14, MERRILL LYNCH HAS REPRESENTED TO THE TRUSTEES THAT IT WOULD NOT SEEK AN ADVISORY FEE INCREASE FOR THE NEXT TWO YEARS.

PROPOSAL #3 requests ratification of Price Waterhouse as the Funds independent auditors.

PROPOSAL #4 requests approval of amendments to the Declaration of Trust to allow the issuance of multiple classes of shares. Such structure would allow us to offer a more tailored marketing and distribution service to our shareholders and potential shareholders. If the proposal is approved by shareholders and the Funds eventually add a class of shares, it will most likely be an institutional class with a large minimum opening amount. WE HAVE NO INTENTIONS OF MAKING CURRENT SHAREHOLDERS PAY A LOAD. FURTHERMORE, AS STATED ON PAGE 20, THE BOARD OF TRUSTEES HAS NO INTENT TO INSTITUTE A MULTIPLE CLASS SYSTEM AT THE CURRENT TIME.